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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

J.C. Penney Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JCPenney	Allen Questrom Chairman of the Board and Chief Executive Officer

April 11, 2003

Dear Stockholders:

On behalf of your Board of Directors and your management, I cordially invite you to attend the Annual Meeting of Stockholders of your Company. It will be held on Friday, May 16, 2003, at 10:00 A.M., local time, at the Company’s Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698.

      You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages of this booklet.

      The vote of each and every stockholder is most important to us. We are gratified that so many of you have in the past exercised your right to vote your shares.

      Whether or not you plan to attend, please sign and return the enclosed proxy in the accompanying envelope, or vote via telephone or Internet as set forth in the proxy, as soon as possible so that your shares will be voted at the meeting.

      Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose. We look forward to seeing you at this meeting. If you plan to attend, please so indicate in the appropriate box on your proxy. As in the past, there will be a report on operations, an opportunity to meet your Company’s directors and officers, as well as time for questions.

      Thank you for your cooperation and continued support and interest in JCPenney.

Regards,

Any stockholder having a disability requiring special assistance who would like to attend the Annual Meeting should call the Secretary of the Company at (972) 431-1201 and reasonable accommodations will be made to meet such needs.

Customer Service is Our Number One Priority

J. C. Penney Company, Inc. • P.O. Box 10001 • Dallas, TX 75301-0001
Home Office • 6501 Legacy Drive • Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.
6501 Legacy Drive, Plano, Texas
75024-3698

Notice of Annual Meeting of Stockholders

To Be Held on May 16, 2003

The Annual Meeting of Stockholders of J. C. Penney Company, Inc. will be held at the Company’s Home Office at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 16, 2003 at 10:00 A.M., local time, for the following purposes:

1.	to elect four directors for a three-year term as described in the accompanying proxy materials;

2.	to ratify the employment of KPMG LLP as auditors to audit the accounts of the Company for the fiscal year ending January 31, 2004;

3.	to act upon a stockholder proposal relating to discrimination based on sexual orientation;

4.	to act upon a stockholder proposal relating to the expensing of stock option grants;

5.	to act upon a stockholder proposal relating to the classification of the Board; and

6.	to transact such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 17, 2003, are entitled to vote at the meeting. A complete list of those stockholders will be open to the examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698, for a period of 10 days prior to the meeting.

Plano, Texas April 11, 2003	C. R. Lotter, Secretary

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR VOTE BY TELEPHONE OR INTERNET

Proxy Statement

J. C. Penney Company, Inc. is a publicly held holding company and J. C. Penney Corporation, Inc. (“JCP”) is its wholly-owned operating subsidiary. The term “Company” as used in the Proxy Statement refers to J. C. Penney Company, Inc. but may also, as the context may require, refer to J. C. Penney Corporation, Inc. and all of its subsidiaries.

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form.

      IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE (OR FOLLOW THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD TO VOTE YOUR PROXY BY TELEPHONE OR INTERNET) IN ORDER TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING.

      You may revoke your proxy at any time before it is exercised at the meeting by submitting a written revocation, a subsequently dated proxy (by Internet, telephone or mail), or by personal vote at the meeting.

      A separate voting instruction card is also being furnished to each participant who beneficially owns Voting Stock (as defined below) in the trust under the Company’s Savings, Profit-Sharing and Stock Ownership Plan (“Savings Plan”) or the trust under the Eckerd Corporation 401(k) Savings Plan (“Eckerd 401(k) Plan”).

      The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and employees of the Company may solicit proxies in person, by telephone, telegraph, or mail. The Company has also retained, on behalf of the Board of Directors, Morrow & Co., Inc. to aid solicitation by mail, telephone, electronic media, and personal interview, for a fee of approximately $30,000 plus reasonable expenses, which will be paid by the Company. The Company may also reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies.

      The complete mailing address of the Company’s principal executive offices is J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0001. The approximate date on which this proxy statement and the form of proxy were first sent or given to stockholders was April 11, 2003.

Voting Rights

Stockholders of record at the close of business on March 17, 2003, the record date for the Annual Meeting, are entitled to vote at the meeting. At the close of business on such date, 271,226,729 shares of Common Stock of 50¢ par value (“Common Stock”), and 546,515 shares of Series B ESOP Convertible Preferred Stock (“ESOP Preferred Stock”) having a Common Stock voting equivalent of 20 votes per share for a combined total voting equivalent of 282,157,029 shares (“Voting Stock”), were outstanding and entitled to vote. As of the record date, the trust maintained under the Savings Plan and the Eckerd 401(k) Plan held all of the shares of ESOP Preferred Stock and 38,668,753 shares of Common Stock, which together represent approximately 17.58% of the Voting Stock. All of the shares of Voting Stock held by the trust are held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as Trustee (“Trustee”). The Trustee, the Savings Plan and the Eckerd 401(k) Plan have disclaimed beneficial ownership of these shares of Voting Stock.

      The following table sets forth, as of March 17, 2003, certain information with respect to the only stockholders known to the Company to own beneficially more than 5% of its Common Stock.

		Percent of
	Shares of Common	Common
Name and address	Stock	Stock	Percent of
of beneficial owner	beneficially owned	outstanding(1)	Voting Stock(1)

*Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, MA 02109	18,563,763	6.84%	6.58%

FMR Corporation 82 Devonshire Street Boston, MA 02109	16,940,189 (2)	6.25%	6.00	%(3)

*	For itself and Marsh & McLennan Companies, Inc. (Parent) and Putnam Investment Management, LLC and The Putnam Advisory Company LLC (Subsidiaries).

(1)	Percentages are calculated based on the shares of Common Stock beneficially owned as of March 17, 2003.

(2)	Assumes conversion into Common Stock of $17,500,000 of JCP’s 5% Convertible Subordinated Notes Due 2008 (“5% Convertible Notes”) held indirectly by FMR Corporation.

(3)	For purposes of the Voting Stock calculation, none of the 5% Convertible Notes were deemed to have been converted in deriving the total Voting Stock outstanding.

     The Company’s Bylaws require an affirmative vote of the holders of a majority of the shares of the Voting Stock outstanding and entitled to vote as of the record date for approval of each proposal presented in this proxy statement with the exception of the election of directors, which requires a plurality of the votes cast. Abstentions and broker nonvotes are counted only for purposes of determining whether a quorum is present at the meeting.

Governance of the Company

Board of Directors. The Board of Directors is responsible for establishing broad corporate policies and for overseeing the general performance of the Company. In keeping with its long-standing practice, the Company’s Board continues to be an independent board. The Company’s Board structure is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. The Board currently has six meetings scheduled for fiscal 2003.

Committees of Board of Directors. The Board of Directors carries out many of its functions through four principal standing committees, which are described on pages 3 and 4. One of these committees, the Corporate Governance Committee, which is composed entirely of directors who are not employees of the Company, selects and recommends to the Board nominees for director on the basis of their recognized experience and achievements, both in commerce and society, and for their ability to bring a wide diversity of skills and experience to the deliberations of the Board. Stockholders also may make recommendations of nominees for director, as explained in greater detail on pages 27 and 28.

Confidential Voting. In casting their votes, stockholders are also assured that their votes are accorded confidential voting treatment as provided in the Company’s confidential voting policy described on page 28.

Executive Compensation. The Human Resources and Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, approves, among other things, the annual salaries of executive officers and recommends to the full Board for its approval the annual salaries of employee directors. Please see the Report of the Human Resources and Compensation Committee on Executive Compensation, which begins on page 9.

Classes of Board of Directors. The Company’s Restated Certificate of Incorporation and its Bylaws provide for a Board of not less than three directors as fixed, from time to time, by the Board, and further provide for three classes of directors to be as nearly equal in number as possible, with each class serving a three-year term and with one class being elected each year. Currently, the Board consists of eleven members, with one class of three directors and two classes of four directors each. Of the eleven current directors, one is currently a Company employee and ten have principal occupations or employment which are and have been outside the Company.

      Each director is required to be a stockholder of the Company.

Board Meetings. During fiscal 2002, seven meetings of the Board were held. Attendance at such meetings for current directors averaged approximately 97%. In addition to membership on the Board, directors also serve on one or more of the principal standing committees of the Board. During fiscal 2002, these committees held a total of 16 meetings; no current director attended fewer than 81% of the aggregate total of meetings of the Board and committees on which he or she served.

Committees

The following describes the principal standing committees of the Board of Directors.

Audit Committee. The Audit Committee’s responsibilities include the selection and retention of the independent auditors for the annual audit of the Company’s consolidated financial statements and to approve audit fees and non-audit services provided by and fees paid to the independent auditors. The Committee reviews the independent auditors’ audit strategy and plan, scope, fees, audit results, performance, independence, internal audit reports on the adequacy of internal controls, the Company’s ethics program, status of significant legal matters, the scope of the internal auditors’ plans and budget and results of their audits, and the effectiveness of the Company’s program for correcting audit findings. The Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”).

      During fiscal 2002, this Committee met three times. Its members are K. B. Foster, L. H. Roberts, C. S. Sanford, Jr., and M. A. Burns, who serves as its Chair. These members are independent as defined in The New York Stock Exchange (“NYSE”) listing standards, including those currently proposed by the NYSE.

Corporate Governance Committee. The Corporate Governance Committee considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also develops and recommends to the Board corporate governance principles and practices for the Company, makes recommendations to the Board with respect to the size, composition, organization, responsibilities and functions of the Board and its directors, the qualifications of directors, candidates for election as directors, and the compensation of directors. In addition, it is responsible for assuring that Company policy and performance reflect a sensitivity toward the social and physical environments in which the Company does business and that such policy and performance are in accord with the public interest.

      During fiscal 2002 this Committee met four times. Its members are J. C. Pfeiffer, A. W. Richards, R. G. Turner, and V. E. Jordan, Jr., who serves as its Chair.

      Stockholders may propose nominations for directors in accordance with the procedures described on pages 27 and 28.

Finance Committee. The Finance Committee is responsible for reviewing the Company’s financial policies, strategies, and capital structure.

      During fiscal 2002, this Committee met five times. Its members are M. A. Burns, T. J. Engibous, L. H. Roberts, and C. S. Sanford, Jr., who serves as its Chair.

Human Resources and Compensation Committee. The Human Resources and Compensation Committee’s responsibilities include reviewing and administering the Company’s annual and long-term incentive compensation plans, making recommendations in areas concerning personnel relations, and taking action or making recommendations with respect to the compensation of executive officers, including those who are directors. In addition, its responsibilities include reviewing the annual financial condition and investment performance results of the Company’s retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. It also oversees the administration and operation of certain of the Company’s retirement and welfare plans.

      During fiscal 2002, this Committee met four times. Its members are T. J. Engibous, K. B. Foster, A. W. Richards, R. G. Turner, and J. C. Pfeiffer, who serves as its Chair.

      The mailing address for all of these committees is c/o C. R. Lotter, Secretary, J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0005.

Election of Directors (Proposal 1)

As indicated on page 3, under “Classes of Board of Directors”, the Board of Directors is divided into three classes, with one class consisting of three directors and two classes consisting of four directors each. At the Annual Meeting, four directors will be elected to hold office for a three-year term expiring at the 2006 Annual Meeting of Stockholders. Other directors will continue in office, in accordance with their previous election, until the expirations of the terms of their classes at the 2004 or 2005 Annual Meeting of Stockholders, as the case may be.

      Brief statements setting forth certain information as to the Board of Directors’ nominees for directors for the three-year term expiring at the 2006 Annual Meeting of Stockholders and as to each current director in the classes continuing in office are shown on pages 5 to 7. Each of the nominees is currently a director of the Company.

      If properly executed and timely returned (or properly voted by telephone or Internet), the accompanying proxy will be voted for all four nominees for a term expiring at the 2006 Annual Meeting of Stockholders, except where authority to so vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board, unless the Board reduces the number of directors.

The Board of Directors recommends a vote FOR each of the nominees for director.

                                                                     Nominees for Directors for Three-Year Term Expiring 2006

Vernon E. Jordan, Jr., 67
Senior Managing Director, investment banking firm of Lazard Freres & Co., LLC and Of Counsel, law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. since 2000; Senior Partner from 1992 to 1999 and Partner from 1982 to 1992, Akin, Gump, Strauss, Hauer & Feld, L.L.P.; President from 1977 to 1981 and Executive Director from 1972 to 1977 of the National Urban League; Director of America Online Latin America, Inc., American Express Company, Asbury Automotive Group, Inc., Callaway Golf Company, Clear Channel Communications, Inc., Dow Jones & Company, Inc., LBJ Foundation, Revlon, Inc., Sara Lee Corporation, and Xerox Corporation; Advisor, International Advisory Board of DaimlerChrysler, Barrick Gold, and Senior Advisor, Shinsei Bank, Ltd.; Trustee of Howard University; Director of the Company since 1973.

Burl Osborne, 65
Chairman of the Board since 2002, Director since 1993 and member of the Executive Committee of The Associated Press; President, Publishing Division from 1995 to 2001 and Director from 1987 to 2002, Belo Corp.; and Publisher from 1991 to 2001 of The Dallas Morning News Co., with which he became associated in 1980, including serving as President and Editor from 1986 to 1991; Chairman, Belo Foundation; Director and Past Chairman of Southern Newspaper Publishers Association; Director of Newspaper Association of America, Committee to Protect Journalists and National Kidney Foundation; Director of the Company since April 1, 2003.

Jane C. Pfeiffer, 70
Independent management consultant; Chairman of the Board of National Broadcasting Company, Inc. from 1978 to 1980; Independent management consultant from 1976 to 1978; Vice President of Communications and Government Relations of International Business Machines Corporation from 1972 to 1976; Director of Ashland Inc., International Paper Company, the Mony Group, and The Mutual Life Insurance Company of New York; Senior Member of The Conference Board and Trustee of the University of Notre Dame; Director of the Company since 1977.

R. Gerald Turner, 57
President of Southern Methodist University since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Chairman, President’s Commission, the National Collegiate Athletic Association, from 1991 to 1992; Director of California Federal Preferred Capital Corporation and American AAdvantage Funds; Director of the Company since 1995.

                                                                     Members of Board of Directors Continuing in Office

Term Expiring 2004

M. Anthony Burns, 60
Chairman Emeritus since 2002, Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000, and a director from 1979-2002 of Ryder System, Inc. (a provider of transportation and logistics services), with which he served in positions of increasing importance since 1974, including its President from 1979 to 1999; Director of J.P. Morgan Chase & Co., Pfizer, Inc., and The Black & Decker Corporation; Trustee of the University of Miami; Director of the Company since 1988.

Allen Questrom, 62
Chairman of the Board and Chief Executive Officer of the Company since 2000; Director of Barneys New York, Inc. and of the National Retail Federation; Principal of AEA Investors, Inc., and member of the National Committee of the Whitney Museum of Art. Formerly, President and Chief Executive Officer of Neiman Marcus Department Stores from 1988 until 1990; Chairman of the Board, from 1999 to 2001, and Chief Executive Officer, from 1999 to 2000, of Barneys New York, Inc.; and Chairman of the Board and Chief Executive Officer of Federated Department Stores, Inc. from 1990 to 1997; Director of the Company since 2000.

Charles S. Sanford, Jr., 66
Retired Chairman of the Board and Chief Executive Officer of Bankers Trust New York Corporation and its principal subsidiary, Bankers Trust Company, from 1987 to 1996, with which he served in positions of increasing importance since 1961, including its Deputy Chairman from 1986 to 1987 and President from 1983 to 1986; Member of the Foundation Board of Trustees of the University of Georgia; Overseer of The Wharton School, University of Pennsylvania; Director of the Company since 1992.

                                                                     Members of the Board of Directors Continuing in Office

Term Expiring 2005

Thomas J. Engibous, 50
Chairman of the Board since 1998, and President and Chief Executive Officer and a director since 1996, of Texas Instruments Incorporated (electronics), with which he has served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Director of Catalyst and Dallas Citizens Council; Trustee of Southern Methodist University; Member of The Business Council and The Business Roundtable; Director of the Company since 1999.

Kent B. Foster, 59
Chairman of the Board and Chief Executive Officer, and a director, of Ingram Micro Inc. (wholesale distributor of technology) since 2000; President of GTE Corporation (telecommunications) from 1995 to 1999; Vice Chairman of the Board of Directors of GTE Corporation from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company and New York Life Insurance Company; Director of the Company since 1998.

Ann W. Richards, 69
Senior Advisor, Public Strategies, Inc. since 2001; Senior Advisor, law firm of Verner, Liipfert, Bernhard, McPherson & Hand from 1995 to 2001; Governor of Texas from 1991 to 1995; State Treasurer, State of Texas, from 1983 to 1991; Chair, Democratic National Convention, 1992; Director of the Aspen Institute and Brandeis University; Director of the Company since 1995.

Leonard H. Roberts, 54
Chairman of the Board and Chief Executive Officer since 1999, President from 1993 to 1999, and Director since 1997, of RadioShack Corporation (consumer electronics); Chairman and Chief Executive Officer of Shoney’s, Inc. from 1990 to 1993; President and Chief Executive Officer of Arby’s, Inc. from 1985 to 1990; Member of the Executive Board of The National Retail Federation since 1998, of the Executive Board of Students in Free Enterprise since 1985 and Chairman of the Board of Governors of United Way of America since April 2002; Director of Texas Health Resources; Director of the Company since 2002.

Management Ownership of Common Stock and ESOP Preferred Stock

The following table shows, as of March 17, 2003, the beneficial ownership of shares of Voting Stock by each present director and by the five most highly compensated executive officers serving during the last fiscal year (the “Named Executive Officers”), and by all present directors and all executive officers of the Company as a group. The information includes shares held under certain restrictions and, in the case of executive officers, also includes the number of shares of Voting Stock credited to their accounts under the Company’s Savings Plan and, for Mr. Harris, the Eckerd 401(k) Plan. The combined beneficial ownership of shares of Common Stock voting equivalents of each director and Named Executive Officer and of all directors and executive officers as a group (not including shares attributable to unexercised and unexpired options) constitutes less than 1% of the total Voting Stock as of March 17, 2003.

			Number of shares included in
			previous column attributable to
	Number of shares		options exercisable within 60 days
Name or Group	beneficially owned(1)		of March 17, 2003

Directors:
M. A. Burns	20,615		8,800
T. J. Engibous	11,919		0
K. B. Foster	7,943		0
V. E. Jordan, Jr.	25,205		12,000
B. Osborne(2)	—		—
J. C. Pfeiffer	32,725		10,800
A. Questrom	1,636,120	(3)	1,551,509
A. W. Richards	11,577		2,400
L. H. Roberts	8,642		0
C. S. Sanford, Jr.	17,615		4,800
R. G. Turner	13,648		1,600
Named Executive Officers(4):
V. J. Castagna	273,930		162,750
J. W. Harris	217,507		212,500
C. R. Lotter	246,619	(3)	221,000
G. L. Davis	253,955	(3)	205,250
All present directors and executive officers as a group	2,777,520		2,410,909

(1)	Does not include stock options not exercisable within 60 days of March 17, 2003.

(2)	Mr. Osborne was appointed to the Board effective April 1, 2003. Pursuant to the terms of his appointment, on April 4, 2003 he will be awarded the number of restricted shares of Common Stock having a fair market value of $50,000 as of that date.

(3)	Does not include restricted stock units. See for Mr. Questrom, pages 11 and 12 and Messrs. Lotter, and Davis, page 14.

(4)	In addition to Mr. Questrom, who also serves as a director.

Directors’ Fees

Company employees are not paid additional amounts for serving as directors. Directors who are not Company employees (“Non-Associate Directors”) receive: (1) an annual cash retainer of $55,000; (2) an annual restricted Common Stock award each May with a market value at the time of grant of $50,000; and (3) a $5,000 a year retainer for directors serving as Committee chairs. Directors are not paid a fee for meeting attendance. This resulted in an award of 2,089 restricted shares of Common Stock under the Company’s 2001 Equity Compensation Plan to each Non-Associate Director on May 22, 2002. Directors are also reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors. Directors who are Representatives under an Indemnification Trust Agreement among the Company, JCP, and JPMorgan Chase Bank, as trustee, (currently Directors Engibous, Jordan, Pfeiffer and Turner), are paid an annual retainer of $5,000 and are reimbursed for expenses of meeting attendance. During fiscal 2002, no such meetings were held. Non-Associate Directors are also paid $800 for each full day of service to the Company in addition to those services which they perform in connection with Board and committee responsibilities, and are reimbursed for expenses in connection with their performance of such services. During fiscal 2002, no such fees were paid.

      Directors may elect to receive all or a portion of their cash retainers and fees in Common Stock. As of the end of fiscal 2002, four directors had elected to receive all or part of their cash retainer and fees in Common Stock. A director may also elect to defer payment of all or part of any of the above fees under the terms of a deferred compensation plan for directors. As of the end of fiscal 2002, one director had elected such deferral. No Non-Associate Director receives any retirement benefits from the Company. The Company’s Bylaws provide for director retirement upon reaching age 70. In recognition of their continuing value to the Company, the Board has approved two one-year waivers of the mandatory retirement age for Ms. Pfeiffer, and a one-year waiver of the mandatory retirement age for Ms. Richards, both until September 2004.

      Seven of the current directors are eligible to participate in the Company’s Directors’ Charitable Award Program (“Charitable Award Program”). The Charitable Award Program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors. Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000; $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group, and an additional $500,000 upon the death of the second director of the group, to one or more charitable organizations as recommended by the individual directors. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this Program. This Program was frozen by the Board effective as of September 2000.

Report of Human Resources and Compensation Committee on Executive Compensation

The Company’s compensation policies are established and implemented by the Human Resources and Compensation Committee of the Board of Directors (“Committee”), which is composed entirely of Non-Associate Directors. In addition to determining and approving annual salaries of senior officers who are not directors and making recommendations to the full Board regarding the annual salaries of associate directors, the Committee determines and approves payments under the Company’s incentive compensation programs and makes awards under the Company’s 2001 Equity Compensation Plan (“Equity Plan”). In carrying out these responsibilities, the Committee is advised by outside consultants with respect to the competitiveness of the Company’s executive compensation policies and programs and, as needed, meets with these consultants without any Company representative being present.

      As discussed more fully below, the Company’s cash incentive awards are generally determined by overall Company results.

Compensation Philosophy. Compensation is generally tied directly to the achievement of the Company’s annual and long-term performance goals. In this manner, the Company believes it can attract and retain executives who are most able to contribute to the long-term success of the Company and the enhancement of stockholder value. In general, an executive’s compensation package consists of: (i) base salary; (ii) annual profit incentive compensation; and (iii) long-term incentive compensation in the form of stock. (See “Summary Compensation Table” on page 16.) As an executive’s responsibilities increase, a greater portion of his or her compensation is linked to Company performance.

Base Salary and Incentive Compensation Payments. Total annual cash compensation consists of base salary and annual profit incentive compensation. Total annual cash compensation targets are set by the Committee from a range determined by the officer’s responsibilities and reflect the market value of an officer’s job as well as its value to the Company. In determining annual cash compensation targets, consideration is given to the following factors: job responsibilities and tasks; knowledge, skills, and experience required for successful job performance; and competitive positioning, both within and outside the Company. No specific weighting is given to any of these factors. The Company believes it competes with the companies constituting the S&P 500 Retail Index for department stores and other major retailers in the United States as well as selected Fortune 200 companies for executive talent. In setting annual cash compensation targets, the Committee compares the Company’s cash compensation package with the cash compensation packages of these selected companies. The Company targets its total cash compensation package for its executive officers as a group, and its Chairman of the Board and Chief Executive Officer (“CEO”), at or near the 50th percentile of competitive pay for comparable executives when Company performance goals are “met” and at or near the 75th percentile when Company performance “exceeds” pre-established targets. The Committee regularly reviews cash compensation levels to determine if salary increases are merited.

      Annual profit incentive compensation can be earned under the J. C. Penney Corporation, Inc. 1989 Management Incentive Compensation Program (“Incentive Program”). The Incentive Program ties incentive compensation to Company performance, with no incentive payment for performance well below plan and up to 200% of incentive targets for superior results. The goals for the Incentive Program are set at the beginning of each fiscal year consistent with the Company’s business plan.

      The Incentive Program award calculation is based on the number of profit incentive units credited to a particular position and the value assigned to each unit. The number of profit incentive units credited is a given percentage, based on position, of base salary. The annual profit incentive unit value is based on the Company’s actual performance. The annual profit incentive unit value is determined by a formula that measures the Company’s actual dollar performance against the annual target. Unit values are also determined for each of the Company’s major operating divisions based on performance for the year. For most executive officers with broad Company responsibility, 2002 unit values were based 100% on Total Company results (which includes sales and profit results for JCPenney Stores, Catalog, Internet, International, and Eckerd Drugstores). Ms. Castagna’s 2002 unit value was based 75% on JCPenney Stores, Catalog, Internet and International sales and profit results and 25% on Total Company results.

      Eligible Eckerd Corporation (“Eckerd”) associates, including Mr. Harris, participate in the Eckerd Corporation Key Management Bonus Plan (“KMBP”). The KMBP is also a performance based annual incentive compensation program, which pays a cash bonus to participants generally based on the extent to which identified Eckerd financial objectives for the fiscal year, including earnings before interest and taxes, and sales, have been achieved. Mr. Harris’ bonus is also based on the extent to which gross margin return on investment targets have been achieved. The participation level of each eligible Eckerd associate is determined by his or her position. At each participant level, payout percentages are determined for each of the financial objectives based on Eckerd’s actual performance relative to its plan for the fiscal year. The various financial objectives for each participant are weighted and the participant’s actual payout percentage, which is a percentage of eligible base salary, represents the sum of the weighted payout percentages for each financial objective.

Equity Awards. The Company makes equity awards to eligible associates to align their interests with stockholders. Generally, an executive’s participation in the Equity Plan and the size of the award are a function of the executive’s position. The Committee does not consider the amounts and terms of prior grants of stock options when determining equity awards. To date, stock options and stock awards have been granted under the Equity Plan. As noted above, executives are given awards based on market data for each position.

      As of February 24, 2003, options covering approximately 5,013,000 shares of Common Stock under the Equity Plan (to approximately 2,000 management associates of the Company and its subsidiaries) were granted at an option price of $19.54 per share. The 2003 grants generally become exercisable in 2004.

      The Company has never reduced the exercise prices of outstanding stock options under the present or any prior equity plan.

2002 Compensation. For the Incentive Program, the Total Company unit value was $1.45 as compared to $1.45 in 2001 and $.50 in 2000. The Incentive Program unit value for Messrs. Questrom, Lotter and Davis was $1.45, which represents the Total Company results. The Incentive Program unit value for Ms. Castagna was set at $1.45, which represents a blend of the Total Company results and the JCPenney Stores, Catalog, Internet and International unit value, as described above. Mr. Harris’ 2002 payout percentage under the KMBP was 157.26% of his eligible base salary.

CEO Compensation.

      JCP entered into an employment agreement with Mr. Questrom, effective September 13, 2000 (“Questrom Agreement”), pursuant to which Mr. Questrom serves as JCP’s and the Company’s Chairman of the Board and CEO. The Questrom Agreement calls for a five-year employment term and an initial annual base salary of $1,250,000. Effective July 2001, Mr. Questrom’s annual base salary was increased to $1,350,000. The annual base salary will be reviewed by the Committee for possible increase at least annually. For fiscal 2002, Mr. Questrom’s bonus award was $1,957,500. The Questrom Agreement also required Mr. Questrom to purchase for his own account a number of shares of Common Stock which, when added to Common Stock already owned, produced a market value for these shares of $1,250,000 based on the closing price of such shares on the NYSE on July 26, 2000. Mr. Questrom may not dispose of these shares while he is employed by the Company.

      Pursuant to the Questrom Agreement, Mr. Questrom was granted in fiscal 2000 an option to purchase 3,500,000 shares of Common Stock, which began vesting in annual 20% increments on September 13, 2001. Mr. Questrom was also granted in fiscal 2000 1,000,000 restricted stock units which began vesting in annual 20% increments on September 13, 2001. Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of the Common Stock and shall be credited with any dividends paid on the underlying Common Stock prior to redemption of the restricted stock units. The dividends will be converted into additional restricted stock units. These additional restricted stock units shall be allocated pro rata to the five vesting installments described above and shall vest and otherwise be treated in the same manner as the restricted stock units in such installment. Other than in the circumstances discussed below, upon termination of Mr. Questrom’s employment with the Company, the Company will issue to Mr. Questrom, in cancellation of the restricted stock units, a number of shares of Common Stock equal to the number of vested restricted stock units held by him.

      Beginning in fiscal 2002, Mr. Questrom also became entitled to long-term compensation in the form of an annual grant which may consist of stock options, long-term cash awards or other forms of long-term compensation having a present value of no less than 240% of the sum of his then-current annual base salary plus target annual bonus. This long-term compensation shall have terms and conditions generally applicable to grants and awards made to other senior Company executives. All such awards will vest no later than September 30, 2005, if Mr. Questrom is still employed by the Company on such date. Pursuant to the Questrom Agreement, on February 25, 2002, he received a stock option grant for 459,119 shares and 181,675 restricted stock units. On February 24, 2003, he received a stock option grant for 259,200 shares and 278,510 restricted stock units.

      In addition, Mr. Questrom is entitled to a supplemental pension benefit of 2.5% of his “average final compensation” for each of the first five anniversaries of the Questrom Agreement, beginning

September 13, 2001. He will immediately vest in any benefit he accrues under this provision, but any amount received will be offset by any amount received under any other Company defined benefit plan.

      If Mr. Questrom’s employment is terminated by the Company other than for Cause, or by Mr. Questrom for Good Reason (as defined in the Questrom Agreement), he will be entitled to receive a lump sum based on his annual base salary, his annual target bonus for that and the immediately preceding fiscal year, and the time remaining in the term of his Agreement. In addition, upon such termination, all restrictions on shares of Common Stock and restricted stock units will immediately lapse and all unvested stock options will become immediately vested. If Mr. Questrom’s employment is terminated by the Company for Cause, or by Mr. Questrom other than for Good Reason, he will be entitled to receive only his unpaid salary, bonus, and certain other benefits payable pursuant to Company benefit plans through the date of termination. In this event, the vested portion of his option shall remain exercisable for five years and only the vested portion of his restricted stock units will be earned.

      As discussed above, the Company’s executive compensation philosophy emphasizes incentive compensation tied to Company performance. The deductibility of executive compensation may be limited in certain circumstances by Section 162(m) of the Internal Revenue Code. The Company’s Equity Plan satisfies the requirements of Section 162(m) regarding stock option grants. Mr. Questrom’s equity awards for 2000 were made under the 2000 New Associate Equity Plan, an equity plan for new hires which did not meet the requirements of Section 162(m). With respect to the Company’s other compensation programs, the Committee believes that these programs provide the necessary incentives and flexibility to promote the Company’s performance-based compensation philosophy while being consistent with Company culture and objectives and, accordingly, has determined not to amend these plans at this time. For fiscal 2002, the deductibility limitations of Section 162(m) applied to compensation paid to four Company executives.

Human Resources and Compensation Committee

J. C. Pfeiffer, Chair T. J. Engibous	K. B. Foster A. W. Richards	R. G. Turner

Compensation Committee Interlocks and Insider Participation

The Human Resources and Compensation Committee is composed entirely of persons who are neither employees nor former or current officers of the Company. T. J. Engibous, K. B. Foster, J. C. Pfeiffer, A. W. Richards and R. G. Turner served as members of the Committee during the Company’s 2002 fiscal year. There is not, nor was there during fiscal 2002, any Compensation Committee interlock or insider participation on this Committee.

      Mr. Jordan is currently of counsel at Akin, Gump, Strauss, Hauer & Feld, L.L.P., which is one of a number of firms which have provided legal services to the Company or its subsidiaries during the last and current fiscal years.

Other Compensation Arrangements

Employment Agreements

JCP entered into an employment agreement with Ms. Castagna, effective August 1, 1999, and amended effective May 19, 2000 (as amended, “Castagna Agreement”), pursuant to which Ms. Castagna now serves as Executive Vice President, Chairman and Chief Executive Officer — JCPenney Stores, Catalog and Internet of J.C. Penney Company, Inc. and of JCP. The Castagna

Agreement provides for an initial term of five years. Effective August 1, 2000, Ms. Castagna’s annual base salary was raised by the Committee to $700,000 from $550,000.

      Pursuant to the Castagna Agreement, in order to compensate her for benefits lost when changing employers, Ms. Castagna received a supplemental cash payment of $800,000 on September 3, 1999, a second supplemental cash payment of $600,000 on August 1, 2000 and a third supplemental cash payment of $600,000 on August 1, 2001. Additionally, Ms. Castagna has been granted: (i) 43,000 shares of Common Stock, one-third of which vested on August 1, 2002, with the balance to vest in equal increments on August 1, 2004 and August 1, 2005; (ii) 1,000 restricted stock units which vested in shares of Common Stock on August 1, 2002; (iii) an option to purchase 57,000 shares of Common Stock which became exercisable on August 1, 2002; and (iv) an option to purchase 150,000 shares of Common Stock, which began vesting in annual 20% increments on August 1, 2000, subject to accelerated vesting if the actual performance results of Ms. Castagna’s areas of responsibility exceed planned results by certain specified percentages. Based on performance results, there was an accelerated vesting of an option to purchase 7,500 shares of Common Stock on August 1, 2002. In addition, she was granted a restricted stock award of 100,000 shares of Common Stock as of May 19, 2000, which began vesting in annual 25% increments on May 19, 2001. Ms. Castagna is further eligible to participate in the Company’s employer sponsored benefit plans, including the Company’s Mirror Savings Plan, which is described on page 19.

      If Ms. Castagna’s employment is terminated other than for Cause, or by Ms. Castagna for Good Reason (as defined in the Castagna Agreement), she will be entitled to receive: (i) her unpaid salary and vacation to the date of termination; (ii) a prorated portion of her target bonus under the Incentive Program for the fiscal year in which termination occurs; (iii) a lump sum payment equal to two times the total of her base salary and her target awards under the Incentive Program; (iv) the continuation of employee welfare benefits for a period of 24 months from the date of termination; (v) outplacement services in an amount up to $30,000; and (vi) any other payments under applicable plans or programs to which she is entitled. In addition, upon such termination, all restrictions on shares of Common Stock will immediately lapse, all unvested stock options will immediately vest and any supplemental cash payments not yet paid will be paid. If Ms. Castagna’s employment is terminated for Cause, or by Ms. Castagna other than for Good Reason, she will be entitled to receive only her unpaid salary and vacation to the date of termination. Ms. Castagna also participates in the Company’s Separation Allowance Program which is described in “Change of Control Arrangements” on page 21.

      JCP has also entered into an employment agreement with Mr. Harris, dated as of September 25, 2000 (“Harris Agreement”), pursuant to which Mr. Harris serves as Chairman and Chief Executive Officer of Eckerd. Mr. Harris also serves as Executive Vice President, Chairman and Chief Executive Officer — Eckerd Drug Stores, of J. C. Penney Company, Inc. and of JCP. The Harris Agreement provides for an annual base salary of $700,000 and an initial term of four years, subject to earlier termination by either party. His base salary is subject to such adjustments as the Committee may approve.

      Pursuant to the Harris Agreement, Mr. Harris received a supplemental cash payment of $150,000 on October 1, 2000, a second and third supplemental cash payment of $150,000 on October 1, 2001 and October 1, 2002, and will receive a fourth payment in this same amount on October 1, 2003, provided he has not terminated his employment voluntarily or been terminated for cause prior to such date. Mr. Harris has also been granted an option to purchase 75,000 shares of Common Stock, 25% of which became exercisable on October 1, 2001, another 25% on October 1, 2002, with the balance becoming exercisable in annual equal increments on October 1, 2003 and October 1, 2004. Additionally, on July 20, 2001, Mr. Harris was granted an option to purchase 150,000 shares of Common Stock, one-third of which became exercisable on July 20, 2002, with the balance becoming exercisable in equal amounts on July 20, 2003 and July 20, 2004. Mr. Harris is further eligible to participate in Eckerd-sponsored benefit plans.

      If Mr. Harris’s employment is terminated by JCP other than for Cause, or by Mr. Harris for Good Reason (as defined in the Harris Agreement), he will be entitled to receive: (i) his unpaid base salary and vacation to the date of termination; (ii) a prorated portion of his target bonus under the KMBP for the fiscal year in which termination occurs; (iii) a lump sum payment equal to two times the total of his base salary and his target awards under the KMBP; (iv) the continuation of employee welfare benefits for a period of 24 months from the date of termination; (v) outplacement services in an amount up to $30,000; and (vi) any other payments under applicable plans or programs to which he is entitled. If Mr. Harris terminates his employment for any reason other than death, disability or retirement, all outstanding vested and unvested portions of his stock option will immediately expire or be forfeited. If Mr. Harris’s employment is terminated by the Company for Cause, or by Mr. Harris other than for Good Reason, he will be entitled to receive only his unpaid salary and other benefits payable pursuant to certain applicable benefit plans through the date of termination. Mr. Harris also participates in the Company’s Separation Allowance Program, which is described in “Change of Control Arrangements” on page 21.

Incentive Compensation Agreements

       Incentive Compensation Agreements (“ICAs”) were entered into with certain officers (including Named Executive Officers Davis and Lotter) and JCP as of January 2, 2001, to induce these officers to continue their employment with JCP. The ICAs provided, among other things, for: (i) restricted stock unit grants; (ii) stock option grants; (iii) a minimum cash bonus payment for fiscal 2000; (iv) a guaranteed cash payment should the restricted stock and stock option grants not meet a certain minimum value as of the date these grants became fully vested and/or exercisable; and (v) a guaranteed minimum pension annuity. Benefits to Messrs. Davis and Lotter made pursuant to their ICAs are reflected in the Summary Compensation Table on page 16.

FIVE-YEAR TOTAL STOCKHOLDER RETURN COMPARISON

The following is a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and the S&P 500 Retail Index for department stores. A list of these companies follows the graph below:

S&P DEPARTMENT STORES:

  JCPenney, Dillard’s, Federated, Kohl’s, May, Nordstrom, Sears

	1997	1998	1999	2000	2001	2002

JCPenney	100	60	30	22	42	35
S&P 500	100	133	143	144	122	94
S&P Dept. Stores	100	99	78	100	112	79

The stockholder returns shown are neither determinative nor indicative of future performance.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation

		Annual Compensation					Awards			Payouts

									Securities
					Other		Restricted		Underlying
					Annual		Stock		Options/	LTIP	All Other
Name and					Compensation		Award(s)		SARs	Payouts	Compensation
Principal Position	Year	Salary ($)	Bonus ($)		($)		($)(1)		(#)(2)	($)	($)(3)

Questrom, A.*	2002	1,350,000	1,957,500		260,385	(4)	3,684,369	(6)	459,119	—	5,500
(Chairman of the	2001	1,308,333	1,897,083		236,915	(4)	—		—	—	5,866
Board and Chief	2000	481,151	1,250,000	(5)	236,915	(4)	14,560,000	(6)	3,500,000	—	—
Executive Officer)

Castagna, V. J.	2002	700,000	895,737		—		—		100,000	—	5,500
(Executive Vice	2001	700,000	1,333,578	(7)	—		—		54,000	—	5,866
President,	2000	625,000	1,136,520	(7)	—		1,813,000	(8)	9,500	—	—
Chairman and Chief Executive Officer — JCPenney Stores, Catalog and Internet)

Harris, J. W.**	2002	700,000	1,250,830	(9)	56,298	(10)	—		75,000	—	—
(Executive Vice	2001	700,000	1,261,950	(9)	—		—		200,000	—	132
President,	2000	245,000	366,212	(9)	—		—		75,000	—	—
Chairman and Chief Executive Officer — Eckerd Drug Stores)

Lotter, C. R.	2002	603,015	437,186		—		—		75,000	—	31,206
(Executive Vice	2001	603,015	437,186		—		—		50,000	—	27,764
President,	2000	510,326	209,387		—		1,544,344	(11)	56,000	—	—
Secretary and General Counsel)

Davis, G. L.	2002	525,000	380,625		—		—		75,000	—	5,500
(Executive Vice	2001	500,000	362,500				—		50,000	—	5,866
President, Chief	2000	387,188	158,864				1,048,897	(11)	56,000	—	—
Human Resources and Administration Officer)

*	Mr. Questrom joined JCP on September 13, 2000.

**	Mr. Harris joined Eckerd Corporation on October 1, 2000.

(1)	The value of these awards as set forth in this table is based upon the closing price of the Common Stock on the last trading day prior to the date of grant. The future value realized on these awards may differ from the values reported here. Dividends and dividend equivalents are paid on the shares of restricted Common Stock and stock units, respectively, from the date of grant.

(2)	No SARs have been granted since 1987.

(3)	Represents Company contributions or allocations under the Savings Plan and, where applicable, Mirror Savings Plan, which for the last fiscal year were, respectively: Mr. Questrom, $5,500; Ms. Castagna, $5,500; Mr. Harris, $0; Mr. Lotter, $5,640 and $25,566; and Mr. Davis, $5,500. For a description of the Mirror Savings Plan, see page 19. Neither Mr. Questrom nor Mr. Harris participate in the Mirror Savings Plan.

(4)	This amount reflects payments made to or on behalf of Mr. Questrom in connection with his employment by the Company. Of this amount for 2002, $156,051 was for relocation, $81,640 was for airfare and transportation, and the balance was for miscellaneous perquisites; for 2001, $203,147 was for relocation, $29,265 was for airfare and transportation and the balance was for miscellaneous other perquisites; and for 2000, $212,615 was for legal fees and tax gross-up payments and the balance was for miscellaneous other perquisites, including transportation.

(5)	Pursuant to the terms of Mr. Questrom’s employment agreement, the amount shown represents the amount of his minimum guaranteed bonus. For a description of Mr. Questrom’s employment agreement, see pages 11 and 12.

(6)	In connection with Mr. Questrom’s employment, he received 1,000,000 restricted stock units, which began vesting in annual 20% increments beginning on September 13, 2001, the first anniversary of the commencement of his employment. The value of this award shown in the table is based on the closing price of the Common Stock ($14.56) on September 12, 2000, the last trading day prior to the date of grant. The value of this award on January 24, 2003, the last trading day prior to the end of the fiscal year, was $19,390,000. On February 25, 2002, Mr. Questrom received an additional 181,675 restricted stock units, to vest 33%, 33%, and 34%, respectively, on the anniversary of the grant over a three-year period beginning on February 25, 2003. The value of this award shown in the table is based on the closing price of Common Stock ($20.28) on February 22, 2002, the last trading day prior to the date of grant. The value of this award on January 24, 2003, was $3,522,678.

(7)	Pursuant to the terms of Ms. Castagna’s employment agreement, the amount shown represents the payment of $733,578 for 2001 and of $536,250 for 2000 and supplemental cash payments of $600,000 paid to Ms. Castagna on August 1, 2001, and on August 1, 2000. For a description of the terms of Ms. Castagna’s employment agreement, see page 12 and 13.

(8)	Effective May 19, 2000, Ms. Castagna received an additional award of 100,000 shares of restricted Common Stock, which began vesting in annual 25% increments on the first anniversary of the award in 2001. The value of the award shown in the table is based on the closing price of the Common Stock ($18.13) on May 18, 2000. The value of the award as of January 24, 2003, the last trading date prior to the end of the fiscal year, was $1,939,000.

(9)	Represents a supplemental cash payment of $150,000 and incentive bonus of $216,212 for 2000, a supplemented cash payment of $150,000 and incentive bonus of $1,111,950 for 2001 and a supplemental cash payment of $150,000 and incentive bonus of $1,100,830 for 2002 paid to Mr. Harris pursuant to his employment agreement. For a description of Mr. Harris’ employment agreement, see pages 13 and 14. On July 20, 2001, Mr. Harris was also granted an option to purchase 150,000 shares of Common Stock which began vesting in annual 33 1/3% increments on July 20, 2002.

(10)	This amount reflects payments made to or on behalf of Mr. Harris for various perquisites, including $34,659 for airfare and transportation and $21,639 for insurance premiums and miscellaneous perquisites.

(11)	Effective February 9, 2000, Mr. Lotter received an award of 10,000 shares of restricted Common Stock, which vested on June 1, 2001. The value of this award shown in the table is based on the closing price of the Common Stock ($18.38) on February 8, 2000. Messrs. Lotter and Davis also received, pursuant to their respective ICAs (see page 14), effective January 2, 2001, an award of 125,050 and 96,406 restricted stock units, respectively, which will vest on December 31, 2003. The value of these awards shown in the table is based on the closing price of the Common Stock ($10.88) on December 29, 2000. The combined value of the awards as of January 24, 2003, the last trading date prior to the end of the fiscal year, was $2,618,620 for Mr. Lotter and $1,869,312, for Mr. Davis.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 2002. Except as otherwise noted, such options are exercisable after one year from the date of the grant. The values assigned to each reported option are shown using arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options. In assessing these values it should be kept in mind that regardless of the theoretical value that is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company’s Common Stock at a future date, and as a result of the efforts of such executives to contribute to the creation of sustainable stockholder wealth.

Individual Grants
					Potential
	Number of				Realizable
	Securities	% of Total			Value at
	Underlying	Options/SARs	Exercise		Assumed Annual
	Options/SARs	Granted to	or Base		Rates of Stock
	Granted	Employees in	Price	Expiration	Price Appreciation
Name	(#)1)	Fiscal Yar(1)	($/Sh)	Date	for Option Term(2)

					5%	10%
Questrom, A. (Chairman of the Board and Chief Executive Officer)	459,119 (3)	9.2%	$20.22	2/24/12	$5,838,272	$14,795,327
Castagna, V. J.	75,000	1.5%	$20.22	2/24/12	$953,719	$2,416,910
(Executive Vice President, Chairman	25,000	.5%	$16.14	7/18/12	$253,759	$643,075
and Chief Executive Officer — JCPenney Stores, Catalog and Internet)
Harris, J. W.	75,000	1.5%	$20.22	2/24/12	$953,719	$2,416,910
(Executive Vice President, Chairman
and Chief Executive Officer — Eckerd Drug Stores)
Lotter, C. R.	75,000	1.5%	$20.22	2/24/12	$953,719	$2,416,910
(Executive Vice President, Secretary and General Counsel)
Davis, G. L.	75,000	1.5%	$20.22	2/24/12	$953,719	$2,416,910
(Executive Vice President, Chief Human Resources and Administration Officer)

(1)	No SARs were granted in the last fiscal year.

(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(3)	This grant vests in three parts as follows: 33% on February 25, 2003; 33% on February 25, 2004 and 34% on February 25, 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

The following table shows stock option exercises by Named Executive Officers during fiscal 2002, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the fiscal 2002 year-end price of the Company’s Common Stock.

			Number of
			Securities
			Underlying		Value of
			Unexercised		Unexercised
			Options/		In-the-Money
			SARs at		Options/SARs at
			FY-End (#)		FY-End ($)
	Shares Acquired	Value	Exercisable/		Exercisable/
Name	on Exercise (#)	Realized ($)	Unexercisable		Unexercisable(1) ($)

Questrom, A.	—	—	1,400,000	(E)	4,658,500
(Chairman of the Board			2,559,119	(U)	6,987,750
and Chief Executive Officer)
Castagna, V. J.	—	—	112,256		143,813
(Executive Vice President,			99,500		81,250
Chairman and Chief Executive Officer — JCPenney Stores, Catalog and Internet)
Harris, J. W.	—	—	137,500	(E)	521,125
(Executive Vice President, Chairman and Chief			212,500	(U)	284,625
Executive Officer — Eckerd Drug Stores)
Lotter, C. R.	—	—	146,000	(E)	256,840
(Executive Vice President, Secretary and			125,000	(U)	427,000
General Counsel)
Davis, G. L.	—	—	130,250	(E)	256,840
(Executive Vice President, Chief Human			125,000	(U)	427,000
Resources and Administration Officer)

(1)	Value is based on the closing price on the last trading day of the fiscal year, January 24, 2003, which was $19.39.

Mirror Savings Plan. Participant contributions to qualified savings plans were limited in 2002 by a $200,000 compensation limit imposed by the Internal Revenue Service. The Board of Directors of JCP approved the J. C. Penney Corporation, Inc. Mirror Savings Plan as a vehicle for associates earning more than the compensation limit to defer a portion of their base salary and incentive compensation payments exceeding the compensation limit as a means of saving for retirement. Participants in the Mirror Savings Plan elect to defer a percentage of their compensation each year. Deferred amounts are generally payable upon a participant’s retirement, death, or other separation from JCP.

Retirement Income. The following table shows various estimated maximum aggregate annual retirement incomes payable to the Company’s management employees who receive profit incentive compensation and retire at age 60 (the age at which most management personnel currently voluntarily retire).

ESTIMATED RETIREMENT INCOME TABLE

	Years of Service
(Average)
Final
Compensation	5	10	15	20	25	30	35	40

$ 500,000	$75,000	$150,000	$175,000	$200,000	$225,000	$250,000	$262,500	$275,000
750,000	112,500	225,000	262,500	300,000	337,500	375,000	393,750	412,500
1,000,000	150,000	300,000	350,000	400,000	450,000	500,000	525,000	550,000
1,250,000	187,500	375,000	437,500	500,000	562,500	625,000	656,250	687,500
1,500,000	225,000	450,000	525,000	600,000	675,000	750,000	787,500	825,000
1,750,000	262,500	525,000	612,500	700,000	787,500	875,000	918,750	962,500
2,000,000	300,000	600,000	700,000	800,000	900,000	1,000,000	1,050,000	1,100,000
2,250,000	337,500	675,000	787,500	900,000	1,012,500	1,125,000	1,181,250	1,237,500
2,500,000	375,000	750,000	875,000	1,000,000	1,125,000	1,250,000	1,312,500	1,375,000
Each additional
$ 50,000	7,500	15,000	17,500	20,000	22,500	25,000	26,250	27,500

      Average Final Compensation for pension formula purposes generally includes “Salary” and “Bonus” as reported under these columns of the Summary Compensation Table on page 16.

      The present annual pension benefit payable after normal retirement (age 65 or later) to participants in the Company’s Pension Plan (“Pension Plan”) with service after December 31, 1988, generally is equal to the sum of .75% times the “average final compensation” up to the “Average Social Security Wage Base” plus 1.25% times the “average final compensation” in excess of the “Average Social Security Wage Base” multiplied by the number of years of “credited service” up to a maximum of 35 such years. In addition to this annual pension benefit, a participant may receive an annual retirement benefit generally equal to 0.25% of his or her average final compensation times his or her years of credited service that exceed 25 years of credited service, but do not exceed 35 such years. “Average final compensation” is the average of the highest five consecutive full calendar years of compensation out of the employee’s last ten years in the Pension Plan. “Average Social Security Wage Base” is the average of the 35 consecutive years of wages subject to the Social Security Tax, ending with the year an employee qualifies for unreduced Social Security retirement benefits. The Pension Plan contains provisions for early retirement and optional forms of benefit payments.

      A Supplemental Retirement Program for Management Profit-Sharing Associates (“Supplemental Retirement Program”) provides certain supplemental retirement benefits, including Social Security substitute payments until age 62, to certain management employees, including executive officers, who voluntarily retire prior to age 65 in accordance with the Supplemental Retirement Program and whose aggregate retirement and estimated Social Security benefits would otherwise be below specified minimum retirement income levels. Participation in the Supplemental Retirement Program is limited to associates eligible for participation on or prior to December 31, 1995.

      The Internal Revenue Code (“Code”) imposes certain limitations on the maximum benefits that may be earned under “qualified” retirement plans, such as the Pension Plan, the Savings Plan and the Eckerd 401(k) Plan. From 1995 through 1998, the J. C. Penney Company, Inc. (now, J. C. Penney Corporation, Inc.) Benefit Restoration Plan (“Benefit Restoration Plan”), provided to impacted management associates certain benefits which, under the Code, could not be earned under the Pension Plan and Savings Plan. Effective January 1, 1999, the benefits which, under the Code, could not be earned under the Savings Plan (and, therefore, were provided pursuant to the Benefit Restoration Plan) and, effective January 1, 2002, for the benefits which could not be earned under the Eckerd 401(k) Plan, are provided under the Mirror Savings Plan. Eligible management associates must make an annual election to participate in the Mirror Savings Plan.

      Estimated annual retirement incomes reflected in the table are assumed for this purpose to comprise the total of: (i) the benefit under the Pension Plan; (ii) the value at retirement of the aggregate of Company contributions made to the Savings Plan and predecessor plans and the Mirror Savings Plan, and earnings thereon; (iii) the benefit under the Benefit Restoration Plan; (iv) the benefit under the Supplemental Retirement Program; and, as applicable, (v) the Eckerd 401(k) Plan, assuming the payment of all such benefits in the form of a straight life annuity. Of the currently serving Named Executive Officers, only Messrs. Lotter and Davis participate in the Supplemental Retirement Program. The Named Executive Officers currently have, respectively, the following years of “credited service” and approximate assumed “average final compensation” recognized for calculation of benefits under the Company’s applicable retirement plans: Ms. Castagna, 2.5 years, $1,635,049; Mr. Davis, 37.75 years $767,259; Mr. Lotter, 30.5 years, $932,084; and Mr. Questrom, 1.5 years, $3,247,083. No pension benefits vest until an associate has five years of credited service with the Company. Mr. Questrom is also entitled to a supplemental pension benefit under his employment agreement (see pages 11 and 12). Mr. Harris became eligible to participate in the Savings Plan and Mirror Savings Plan as of October 1, 2001. As of January 1, 2002, he became eligible to participate in the Eckerd 401(k) Plan. In addition, pursuant to his employment agreement, Mr. Harris has been granted 10 years of credited service and benefits as though he were under the Pension Plan. His approximate “average final compensation” for this purpose is $1,964,347.

Change of Control Arrangements. JCP’s 1999 Separation Allowance Program for profit-sharing management and bonus eligible associates of JCP and its subsidiaries, including executive officers, was adopted to enable the Company to remain competitive in attracting and retaining valued associates. This was deemed necessary in light of the uncertainties of the retail environment; to allay job security fears and concerns of associates; to improve morale and dedication; to increase associate productivity by eliminating extraneous distractions and anxieties; and to help ensure that associates receive the benefits they legitimately earn in the normal course of their employment.

      Benefits under the separation allowance program will be provided in the event of involuntary termination or constructive discharge of an eligible participant within two years after a change of control of the Company. The benefits include lump sum severance payments of from six to 24 months’ “compensation” depending on length of service, lump sum payments under JCP’s incentive compensation programs, eligibility for term life insurance, eligibility for medical and dental plan coverage, extension of exercise periods for nonqualified stock options, enhanced benefits under the Supplemental Retirement Program described on page 20, and certain additional incidental benefits. No amounts have been accrued or paid under the program.

      The program is effective for an initial period of five years (beginning in 1999) and will automatically be renewed for subsequent five-year periods, unless the Board terminates the program. If a change of control of the Company occurs during the term of the program, the program may not be terminated or amended until all obligations under the program have been met.

Report of Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four independent directors and operates under a written charter (adopted by the Board of Directors of the Company on January 23, 2002), in accordance with applicable rules of the SEC and the NYSE. The members of the Audit Committee are K. B. Foster, L. H. Roberts, C. S. Sanford, Jr., and M. A. Burns, who serves as its chair.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s audited financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent auditors, subject to stockholder ratification, including the approval of audit fees and non-audit services provided by and fees paid to the independent auditors.

      In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with both management and the independent auditor. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors its independence. This Committee also participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 25, 2003 for filing with the SEC. The Audit Committee also recommends that the Company’s stockholders ratify KPMG as the Company’s independent auditors for the 2003 fiscal year.

Audit Committee

M. A. Burns, Chair K. B. Foster	L. H. Roberts C. S. Sanford, Jr.

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the fiscal year ended January 25, 2003, and fees billed for other services rendered by KPMG LLP.

Audit Fees, excluding all other audit related fees (see below)	$2,087,000

Financial Information Systems Design and Implementation Fees	$0

All Other Fees:
Audit related fees(1)	$568,200
Other non-audit services(2)	896,200

Total all other fees	$1,464,400

(1)	Audit related fees consisted principally of audits of financial statements of certain employee benefit plans, statutory audits of the financial statements of certain subsidiaries, review of registration statements and issuance of consents and comfort letters, and other accounting and auditing assistance.

(2)	Other non-audit services consisted of fees for tax services.

The Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Ratification of Appointment of Auditors (Proposal 2)

KPMG LLP, independent certified public accountants, and members of the SEC Practice Section of the AICPA Division for CPA firms, have been auditors of the Company’s consolidated financial statements since 1916. Their employment for the purpose of auditing the Company’s financial statements for the fiscal year ending January 31, 2004, has been approved by the Audit Committee of the Board. Stockholder ratification of such employment is requested.

      It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR this proposal.

Stockholder Resolution (Proposal 3)

The Company has been informed that the Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, an owner of 687,296 shares of Common Stock, and Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111-2809, an owner of 360 shares of Common Stock, intend to submit a resolution at the Annual Meeting, as follows:

Proposal Relating to Discrimination Based on Sexual Orientation

WHEREAS: JCPenney does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

      Our industry competitors and peers, Federated Department Stores, May Department Stores, Sears, Nordstrom, and Abercrombie & Finch, do explicitly prohibit this form of discrimination in their written policies, according to the Human Rights Campaign;

      More than half of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 75% of Fortune 100 companies;

      A 2000 study by Hewitt Associates, a compensation and management consulting firm, found that 64 percent of large employers prohibited discrimination on the basis of sexual orientation;

      The hundreds of corporations with nondiscrimination policies that referenced sexual orientation have a competitive advantage in recruiting and retaining employees from the widest talent pool;

      According to a recent survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States report facing some form of hostility or harassment on the job; almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

      Atlanta, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees, and similar legislation is pending in other jurisdictions, and New York City is considering such legislation;

      Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

      National public opinion polls consistently find more than three quarters of the Americans people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in June 2001, 85% of respondents favored equal opportunity in employment for gays and lesbians;

      RESOLVED: The Shareholders request that JCPenney amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

      SUPPORTING STATEMENT: Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit by a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. J. C. Penney will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The Board of Directors Supports This Proposal

The Company does not discriminate in its employment practices on any basis, including sexual orientation. The Company’s written equal employment opportunity policy states that, “[t]he Company’s Human Resources policy is to employ, train, promote, upgrade, and otherwise provide equal terms and conditions of employment to all.” These are not mere words — they are the guiding principle upon which the Company’s employment practices, and employee relations, are based. Accordingly, the Board of Directors supports the proponents’ proposal that JCPenney amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation. The implementation of that policy has been ongoing, and will continue.

Accordingly, the Board recommends a vote FOR this proposal.

Stockholder Resolution (Proposal 4)

The Company has been informed that the Central Laborers’ Pension Welfare & Annuity Funds, P. O. Box 1267, Jacksonville, Florida 62051, an owner of 36,424 shares of Common Stock, intends to submit a resolution at the Annual Meeting, as follows:

Proposal to Establish a Policy of Expensing Stock Options

Resolved, that the shareholders of J. C. Penney Company, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

      Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

      A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

      Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings. . .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free. . .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

The Board of Directors Opposes This Proposal

The Board of Directors has carefully reviewed and considered the expensing of stock options in the Company’s consolidated income statement, and has concurred with Company management’s recommendation that expensing stock options at this time is not in the best interest of the Company or its stockholders.

      The Board believes that it is premature to make a change in the accounting for stock options at a time when the accounting standard setters, both in the United States and internationally, are reviewing the entire stock option accounting model. The Company is in full compliance with the current rules for stock option accounting and reporting; therefore, expensing stock options in the income statement would not provide stockholders or other investors with any additional information. See the accompanying 2002 Annual Report for a discussion and related information on the Company’s stock option program. In addition, since most other retailers do not expense options, for the Company to do so would make it more difficult to compare the Company’s operating results with its competitors.

      The Company will continue to monitor developments in stock option accounting. When the accounting standard setters clarify stock option accounting for all companies, the Company will fully comply with any new rules.

Accordingly, the Board recommends a vote AGAINST this proposal.

Stockholder Resolution (Proposal 5)

The Company has been informed that Gary Nystrom, 250 Gentry Circle, Vacaville, California 95687, an owner under the Savings Plan of shares having a Common Stock voting equivalent of approximately 834 shares, intends to submit a resolution for adoption at the Annual Meeting, as follows:

Proposal to Eliminate the Classification of the Board of Directors

RESOLVED, that the stockholders of J. C. Penney Company, Inc. (the “Company or JCPenney”), urge the Board of Directors take the necessary steps to amend the Company’s Bylaws, in compliance with applicable laws to eliminate the classification of the Board of Directors and require that all Directors stand for election annually. The declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

Supporting Statement

I believe the election of directors is one of the most powerful ways JCPenney shareholders can influence the strategic direction of our Company. Accountability by the board of directors is of paramount importance to shareholders. My proposal aims to eliminate the Company’s “classified board,” whereby the directors are divided into three classes, each serving a three-year term.

      Under the current structure, shareholders can only vote on one-third of the board at any given time. By classifying itself, the board can prevent shareholders from mounting any successful opposition to any challenges to, or change in, board control. Thus this insulates the members from immediate challenge. I believe that insularity works primarily to hamper accountability. In circumstances of deteriorating corporate performance, this difficulty could result in a permanent or long-term impairment of shareholders’ value. By way of contrast, a declassified board would stand for election in its entirety, every year. Many thoughtful investors believe that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better.

      The Company has continually defended its position in an SEC DEF 14A filing in April 14, 2000 by saying, “the overall purpose of the Classified Board Amendments was to assure continuity and stability in the Company’s operations. With a classified Board, it is more likely that a majority of the directors at any time will have had prior experience as directors of the Company, thereby facilitating continuity and planning for the Company’s business.” I do not believe de-staggering the Board will affect the continuity of our Board nor would it destabilize our Company. In an SEC DEF 14A filing in April 2000, Home Depot took the steps to declassify their Board of Directors and stated, ‘. . . the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.”

      The Council on Institutional Investors Corporate Governance Policies states, “all directors should be elected annually by confidential ballots counted by independent tabulators.” According to the Council on Institutional Investors, shareholders in 2002 submitted over 50 proposals to have their boards declassified. Investors want and deserve truly meaningful reform and substantive changes and I believe this proposal will go a long way in addressing investors concerns and expectations.

      Please join me in supporting this proposal to improve accountability at JCPenney.

      I urge you to vote for this proposal.

The Board of Directors Opposes This Proposal

Prior to the 1985 Annual Meeting of Stockholders, directors were elected annually for a one-year term. At the 1985 meeting, stockholders by a substantial majority approved amendments to the Restated Certificate of Incorporation, as amended, and the Bylaws of J. C. Penney Corporation, Inc. (formerly J. C. Penney Company, Inc.), providing, among other things, that the Board be divided into three classes of directors serving staggered three-year terms with each class being as nearly equal in number as possible (“Classified Board Amendments”). When JCPenney implemented its holding company structure in January, 2002, identical staggered Board features were adopted for current J. C. Penney Company, Inc.

      In the proxy statement for the 1985 meeting, which contained a detailed discussion of the reasons for the Board’s recommendation, the Board stated that the overall purpose of the Classified Board Amendments was to assure continuity and stability in JCPenney’s operations. With a classified board, it is more likely that a majority of the directors at any time will have had prior experience with JCPenney’s business strategies and operations. It should also be noted that given the current corporate governance climate, in which many qualified individuals are declining to serve on public boards, the Company could be placed at a competitive disadvantage in recruiting qualified director candidates if such candidates are concerned that their board service could potentially be for a one year period. The Board believes that continuity and quality of leadership that results from the classified board can create long-term value for stockholders.

      While it has been suggested that a classified board discourages potential acquirors, the existence of a classified board actually encourages potential acquirors to negotiate directly with the Board, which is in the best position to negotiate advantageously on behalf of all stockholders. Directors elected for staggered terms are not any less accountable or responsive to stockholders than they would be if all were elected annually or every three years. As part of their fiduciary duties as mandated by Delaware law, directors are accountable to stockholders whether or not the board is classified and regardless of whether one-third or the entire Board stands for election annually. The same standards of performance apply to all directors regardless of the term of service.

      The Board continues to believe that the reasons set forth in the 1985 proxy statement are valid and that the election of directors by classes should be maintained.

      It should be noted that adoption of this proposal would not in itself “reinstate” the annual election of directors but would simply amount to a request that the Board consider taking the “necessary steps” to accomplish such reinstatement. If the Board were to consider such a request desirable, it would then have to present a formal amendment to the Company’s Restated Certificate of Incorporation repealing the classified Board provision. The Company’s stockholders would then need to approve the amendment at a meeting of stockholders as provided in the Restated Certificate.

Accordingly, the Board recommends a vote AGAINST this proposal.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors, and Other Business by Stockholders

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 13, 2003.

      Under the Company’s Bylaws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Secretary of the Company containing the name and address of the stockholder, and a representation that the stockholder is a holder of record and intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the Board, and the consent of each nominee to serve. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

      The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

      It is currently expected that the 2004 Annual Meeting of Stockholders will be held on or about May 14, 2004, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 13, 2003) must be given by stockholders by February 14, 2004. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company’s Bylaws are available from the Secretary of the Company.

Confidential Voting

The Company, considering it to be in the best interest of stockholders, has a policy to the effect that all proxy (voting instruction) cards, ballots, and vote tabulations, including telephone and Internet voting, which identify the particular vote of a stockholder are to be kept secret from the Company, its directors, officers, and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, which receives and tabulates the proxies. The final tabulation is inspected by inspectors of election who are independent of the Company, its directors, officers, and employees. The identity and vote of any stockholder shall not be disclosed to the Company, its directors, officers, or employees, nor to any third party except: (i) to allow the independent election inspectors to certify the results of the vote to the Company, its directors, officers, and employees; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (iii) in the event of a proxy solicitation based on an opposition proxy statement filed, or required to be filed, with the SEC; or (iv) in the event a stockholder has made a written comment on such material.

Other Matters

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be properly presented. However, if any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

C. R. Lotter, Secretary

J. C. Penney Company, Inc.
PROXY/VOTING INSTRUCTION CARD
This Proxy is solicited by the Board of Directors

By properly executing this card on the reverse, or by voting via Internet or telephone, you are authorizing M.A. Burns, A.W. Richards and C.S. Sanford, Jr., or any one of them, with power of substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 16, 2003, at 10:00 A.M., local time, and at any adjournment or postponement thereof (“Meeting”), upon such business as may come before the Meeting, including the items set forth on the reverse (“Business”).

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) V.E. Jordan, Jr., (02) B. Osborne, (03) J.C. Pfeiffer and (04) R.G. Turner. To withhold authority to vote for any nominee, write that nominee’s name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by Internet or telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Use the Internet to vote your proxy. Follow the instructions at our website address: http:www.eproxy.com/jcp

or

2.	Call toll free 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Directors recommend a vote FOR proposals 1, 2 and 3								Directors recommend a vote AGAINST proposals 4 and 5

					FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
					☐	☐	☐			☐	☐	☐
1. Election of Directors:			2.	Ratification of Auditors				4.	Stockholder resolution
regarding the expensing of
Nominees for Election of Directors for the term set									stock options grants;
forth in the Proxy Statement are:
01 V.E. Jordan, Jr., 02 B. Osborne, 03 J.C. Pfeiffer and 04 R.G. Turner
					FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
FOR all nominees ☐	AUTHORITY WITHHELD	☐	3.	Stockholder resolution	☐	☐	☐	5.	Stockholder resolution	☐	☐	☐
except as noted	as to all nominees			regarding discrimination					regarding the classification
				based on sexual					of the Board;
orientation.

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***									I/we plan to attend the meeting.			☐
Please disregard if you have previously provided your consent decision.

									By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.			☐

Signature _______________________	Signature _________________________	Date _______

Please Sign and Date
Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

- Detach here from proxy voting card. -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/jcp		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.jcpenney.net

J. C. Penney Company, Inc.
PROXY/VOTING INSTRUCTION CARD
Allocated and Undirected Stock
This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE COMPANY'S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN (“PLAN”):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company (“Trustee”) to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Voting Stock allocated to your accounts under the Plan (“Allocated Stock”), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Voting Stock for which no directions are received by the Trustee (“Undirected Stock”), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 16, 2003, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 14, 2003, your Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors’ Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) V.E. Jordan, Jr., (02) B. Osborne, (03) J.C. Pfeiffer and (04) R.G. Turner. To withhold authority to vote for any nominee, write that nominee's name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 14, 2003. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on reverse side)

- FOLD AND DETACH HERE -

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Use the Internet to vote your proxy. Follow the instructions at our website address: http:www.eproxy.com/jcp

or

2.	Call toll free 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.	Please mark your votes as indicate in this example	☒

Directors recommend a vote FOR proposals 1, 2 and 3								Directors recommend a vote AGAINST proposals 4 and 5

					FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
					☐	☐	☐			☐	☐	☐
1. Election of Directors:			2.	Ratification of Auditors				4.	Stockholder resolution
regarding the expensing of
Nominees for Election of Directors for the term set									stock options grants;
forth in the Proxy Statement are:
01 V.E. Jordan, Jr., 02 B. Osborne, 03 J.C. Pfeiffer and 04 R.G. Turner
					FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
FOR all nominees ☐	AUTHORITY WITHHELD	☐	3.	Stockholder resolution	☐	☐	☐	5.	Stockholder resolution	☐	☐	☐
except as noted	as to all nominees			regarding discrimination					regarding the classification
				based on sexual					of the Board;
orientation.

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***

									I elect not to direct the voting of undirected shares in the plan.			☐

Signature _______________________	Signature _________________________	Date _______

Please Sign and Date
Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

- Detach here from proxy voting card. -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time two days prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/jcp		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.jcpenney.net

J. C. Penney Company, Inc.
PROXY/VOTING INSTRUCTION CARD
Allocated and Undirected Stock
This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE ECKERD CORPORATION 401 (K) SAVINGS PLAN (“PLAN”):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company (“Trustee”) to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Voting Stock allocated to your accounts under the Plan (“Allocated Stock”), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Voting Stock for which no directions are received by the Trustee (“Undirected Stock”), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 16, 2003, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 14, 2003, your Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors’ Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) V.E. Jordan, Jr., (02) B. Osborne, (03) J.C. Pfeiffer and (04) R.G. Turner. To withhold authority to vote for any nominee, write that nominee's name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 14, 2003. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on reverse side)

- FOLD AND DETACH HERE -

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Use the Internet to vote your proxy. Follow the instructions at our website address: http:www.eproxy.com/jcp

or

2.	Call toll free 1-800-435-6710 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposals 2 and 3 and AGAINST Proposals 4 and 5.	Please mark your votes as indicate in this example	☒

Directors recommend a vote FOR proposals 1, 2 and 3								Directors recommend a vote AGAINST proposals 4 and 5

					FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
					☐	☐	☐			☐	☐	☐
1. Election of Directors:			2.	Ratification of Auditors				4.	Stockholder resolution
regarding the expensing of
Nominees for Election of Directors for the term set									stock options grants;
forth in the Proxy Statement are:
01 V.E. Jordan, Jr., 02 B. Osborne, 03 J.C. Pfeiffer and 04 R.G. Turner
					FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
FOR all nominees ☐	AUTHORITY WITHHELD	☐	3.	Stockholder resolution	☐	☐	☐	5.	Stockholder resolution	☐	☐	☐
except as noted	as to all nominees			regarding discrimination					regarding the classification
				based on sexual					of the Board;
orientation.

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***

									I elect not to direct the voting of undirected shares in the plan.			☐

Signature _______________________	Signature _________________________	Date _______

Please Sign and Date
Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

- Detach here from proxy voting card. -

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time two days prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/jcp		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://www.jcpenney.net